UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549


                              FORM 8-K


                           CURRENT REPORT
              Filed Pursuant to Section 13 OR 15(d) of
                 THE SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported):  March 29, 1994




                      ORION PICTURES CORPORATION
       (Exact name of registrant as specified in its charter)



     Delaware                            1-5979                13-1680528
(State or other jurisdiction    (Commission File Number)     (IRS Employer
of incorporation)                                             Identification
                                                                Number)



                       1888 Century Park East
                   Los Angeles, California  90067
              (Address of principal executive offices)






Registrant's telephone number, including area code:  (310) 282-0550






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                   Exhibit Index begins on Page 6

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Item 5.     Other Events

          On March 29, 1994, Orion Pictures Corporation
("Orion") announced that it had reached an agreement on the terms of a Stipulation and Order Settling Litigations and Disputes (the "Settlement Agreement") and certain related agreements with Showtime Networks Inc. ("Showtime") to settle the litigations between the parties arising out of their 1986 exclusive pay television output agreement (the
"Old Agreement"). The Settlement Agreement, which is attached hereto as Exhibit 99.1, and the related agreements have been approved by United States Bankruptcy Judge
Burton R. Lifland (the "Bankruptcy Court"), who presided over Orion's bankruptcy proceeding and retains jurisdiction over certain matters, and have become effective as of March 29, 1994 (the "Effective Date").

          As previously disclosed in Orion's public filings, Orion and Showtime are currently involved in two litigations arising out of the Old Agreement: (i) Orion Pictures Corporation v. Showtime Networks Inc., f/k/a Showtime/The Movie Channel, which is awaiting action in the United States Supreme Court on Orion's petition for a writ of certiorari, arising out of Orion's alleged failure to comply with a "key man" provision set forth in the Old Agreement (the "Key Man Dispute") and (ii) Showtime Networks Inc. v. Orion Pictures Corporation, currently pending in the United States Bankruptcy Court for the Central District of California, based upon Showtime's allegation that a number of the films

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for which Showtime made payments under the Old Agreement did not qualify for such payments (the "Qualification Dispute").

          As a result of the Key Man Dispute, Showtime has refused to license 16 films which could otherwise qualify for licensing under the Old Agreement and Orion has claimed that the license fees payable by Showtime for such 16 films is expected to aggregate approximately $77 million.

          As a result of the Qualification Dispute, Showtime has not made certain payments to Orion under the Old
Agreement and has claimed that it should be entitled to offset approximately $29 million in fees already paid against any future license fees due Orion.

          Pursuant to the Settlement Agreement, Orion and Showtime will, promptly following the Effective Date, dismiss with prejudice the Key Man Dispute and the Qualification Dispute from all courts where such litigations are currently pending. The parties have also amended the existing Old Agreement to reflect the settlements reached by the parties and have entered into a new exclusive output agreement to cover certain qualifying new product produced or acquired by Orion and certain of its affiliates and certain existing product in Orion's film library (the "New Agreement").

          As contemplated by the amendment to the Old
Agreement (the "Amendment") and the New Agreement, Showtime will pay Orion, subject to all of the terms and conditions of the Amendment and the New Agreement and after giving effect to the settlement of the Qualification Dispute, the

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

aggregate amount of approximately $56,000,000 (the
"Settlement Amount"), which amount represents:

          (i) final payments for films previously exhibited by Showtime;

         (ii) adjusted payments for the 16 films that were the subject of the Key Man Dispute (provided that the yet unreleased films of such 16 films qualify under the terms of the Old Agreement, as amended); and

        (iii) under the New Agreement, license fees for library product.

          The Settlement Amount will be payable, subject to all of the terms and conditions of the Amendment and the New Agreement, as follows: approximately $16,600,000 was paid on the Effective Date out of an escrow account previously established in connection with the Key Man Dispute, plus approximately $19,800,000 will be payable by July, 1994 and substantially all of the remaining amounts will be payable by June, 1997, with all remaining of such payments to be made by Showtime by June, 2000. Under and subject to the terms of the New Agreement, Showtime will also pay additional license fees for qualifying new films produced or acquired by Orion. In addition, the parties have executed releases which release all claims against one another arising under the Old Agreement prior to March 10, 1994, including any claims resulting from the Key Man Dispute and the Qualification Dispute.

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

          The Settlement Amount being paid by Showtime represents a compromise between the parties in order to avoid the expense, uncertainty and additional delay caused by further litigation and does not reflect the entire contractual amount that otherwise would have been payable by Showtime pursuant to the terms of the Old Agreement for the 16 films that were the subject of the Key Man Dispute under the terms of the Old Agreement. Orion is currently analyzing what effect the payments by Showtime under the Amendment and New Agreement will have on its consolidated financial position and results of operations. However, Orion currently believes that the amount of the settlement will have an adverse effect on its consolidated financial position and results of operations for the year ended February 28, 1994 and is likely to have an adverse effect on the ability of Orion to meet certain of its obligations under the agreements Orion entered into with its creditors in connection with its 1992 Joint Consolidated Plan of Reorganization.


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

Item 7.   Financial Statements and Exhibits

     (a) The following is an exhibit to this Report and is filed herewith:
          Exhibit 99.1   Settlement Agreement dated
                         March 10, 1994, between Showtime
                         Networks Inc. and Orion Pictures
                         Corporation.








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                         SIGNATURES


     Pursuant to the requirements of the Securities Exchange
Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              ORION PICTURES CORPORATION
                              (Registrant)



                              By:  /s/ John W. Hester
                                 John W. Hester
                                 Executive Vice President
                                 and General Counsel

Dated:  March 29, 1994









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